UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2009

GlobalOptions Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, 27th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 445-6262

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On April 3, 2009, effective as of April 1, 2009, GlobalOptions Group, Inc. (the “Company”) entered into a first amendment to the employment agreement with Mr. Howard Safir (the “Amendment”), amending Mr. Safir’s employment agreement entered into as of  May 12, 2006 (the “Employment Agreement” and together with the Amendment, the “Amended Employment Agreement”).  Pursuant to the Amended Employment Agreement, Mr. Safir agreed to continue his employment as Chief Executive Officer of our Security Consulting and Investigations Unit for an initial term expiring on March 31, 2010, which may be extended by additional one-year periods.  The Amendment provides for a base salary of $375,000 per year and performance based bonuses.  The Amended Employment Agreement may be terminated by the Company or Mr. Safir within 30 days of the end of the initial term or any renewal terms.  The Amendment also amends the definition of Good Reason.  In addition, the Amendment provides that if Mr. Safir resigns upon a change of control, subject to the terms of the Company’s Amended and Restated 2006 Long-Term Incentive Plan or any other plan of the Company which Mr. Safir was granted securities under, all options and restricted stock held by him will vest immediately, all performance conditions for such options and restricted stock shall be deemed to be met and the term to exercise any stock options will be equal to the term of the stock option when originally granted.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of such document, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 5.02.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	First Amendment to GlobalOptions Group, Inc. Employment Agreement, dated as of April 1, 2009, by and between GlobalOptions Group, Inc. and Howard Safir.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2009	GLOBALOPTIONS GROUP, INC.

	By:	/s/ Harvey W. Schiller
		Name:	Harvey W. Schiller
		Title:	Chairman and Chief Executive Officer